News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2024 RESULTS

Tampa, FL - July 22, 2024. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2024.

Net sales in the second quarter were $3,040 million compared to $3,109 million in the second quarter of 2023 reflecting higher global beverage can shipments offset primarily by the pass through of $94 million in lower material costs and unfavorable foreign currency of $13 million.

Income from operations was $379 million in the second quarter compared to $367 million in the second quarter of 2023. Segment income in the second quarter of 2024 was $437 million compared to $414 million in the prior year second quarter driven by improved results in global beverage operations.

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “The Company performed well during the quarter, led by strong results in each of the global beverage businesses. Benefitting from our broad geographic presence and strategic customer alliances, beverage segment income improved by 21% in the second quarter on a combined global basis. Beverage can shipments improved 6% globally in the second quarter, including 9% in North America. Beverage can shipments in Europe and Latin America were also strong and exceeded longer-term expectations of low-to mid-single digit volume growth.

“Cash generated in our non-beverage businesses combined with tightly managed working capital and lower capital expenditures resulted in the Company delivering cash from operating activities of $343 million and record first half year free cash flow of $178 million. Net leverage ended the quarter at 3.2 times down from 4.0 times a year earlier.

“In June, KPS Capital Partners announced the sale of European metal packaging supplier Eviosys. Crown’s 20% stake in Eviosys is included as part of the agreement with closing of the transaction anticipated later this year.

“With improved earnings, strong free cash flow, and the expected proceeds from the Eviosys sale, we now expect year-end 2024 net leverage to be below 3.0 times. Cash flow is expected to remain strong, allowing us to resume share repurchases while also continuing to delever towards our new long-term net leverage target of 2.5 times.”

Net income attributable to Crown Holdings in the second quarter was $174 million compared to $157 million in the second quarter of 2023. Reported diluted earnings per share were $1.45 in the second quarter of 2024 compared to $1.31 in 2023 and adjusted diluted earnings per share were $1.81 compared to $1.68 in 2023 reflecting higher global beverage can results.

Six Month Results
Net sales for the first six months of 2024 were $5,824 million compared to $6,083 million in the first six months of 2023, reflecting higher global beverage can shipments, offset by the pass through of $224 million in lower material costs and lower volumes in most other businesses.

Income from operations was $624 million in the first half of 2024 compared to $636 million in the first half of 2023. Segment income in the first half of 2024 was $745 million versus $734 million in the prior year period as improved results in global beverage operations offset lower volumes in most other businesses and higher corporate costs.

Net income attributable to Crown Holdings in the first six months of 2024 was $241 million compared to $259 million in the first six months of 2023. Reported diluted earnings per share were $2.01 compared to $2.16 in 2023 and adjusted diluted earnings per share were $2.83 compared to $2.88 in 2023.

Outlook
In light of first half operating results, the Company now projects full-year diluted EPS in the range of $6.00 to $6.25 compared to previous guidance of $5.80 to $6.20. Free cash flow for the year is now expected to be at least $750 million.

Third quarter adjusted earnings per share are expected to be in the range of $1.75 to $1.85.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted effective tax rate and adjusted net leverage ratio for the third quarter and full year of 2024 to estimated diluted earnings per share, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share, adjusted effective tax rates and adjusted net leverage ratios on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, July 23, 2024 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 30, 2024. The telephone numbers for the replay are 203-369-3998 or toll free 800-876-5258.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2024, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to deliver continuous operational improvement; future demand in the Transit Packaging segment; the timing and ultimate completion of the Eviosys sale and the Company’s ability to decrease capital expenditures and increase cash flow and to further reduce net leverage that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2023 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$3,040	$3,109	$5,824	$6,083

Cost of products sold	2,379	2,463	4,626	4,874
Depreciation and amortization	115	125	230	248
Selling and administrative expense	150	148	304	308
Restructuring and other	17	6	40	17
Income from operations (1)	379	367	624	636
Other pension and postretirement	13	16	24	27
Foreign exchange	5	14	12	18
Earnings before interest and taxes	361	337	588	591
Interest expense	112	110	225	212
Interest income	(16)	(12)	(36)	(21)
Income from operations before income taxes	265	239	399	400
Provision for income taxes	54	59	94	101
Equity earnings	(4)	7	(5)	10
Net income	207	187	300	309
Net income attributable to noncontrolling interests	33	30	59	50
Net income attributable to Crown Holdings	$174	$157	$241	$259

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.45	$1.31	$2.02	$2.17
Diluted	$1.45	$1.31	$2.01	$2.16

Weighted average common shares outstanding:
Basic	119,652,273	119,385,138	119,613,319	119,312,034
Diluted	119,846,707	119,641,646	119,811,187	119,620,100
Actual common shares outstanding at quarter end	120,867,675	120,102,654	120,867,675	120,102,654

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Income from operations	$379	$367	$624	$636
Intangibles amortization	41	41	81	81
Restructuring and other	17	6	40	17
Segment income	$437	$414	$745	$734

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Americas Beverage	$1,325	$1,292	$2,547	$2,553
European Beverage	560	532	1,042	1,011
Asia Pacific	290	332	569	670
Transit Packaging	550	597	1,070	1,161
Other (1)	315	356	596	688
Total net sales	$3,040	$3,109	$5,824	$6,083

Segment Income

Americas Beverage	$243	$211	$432	$389
European Beverage (2)	88	69	139	108
Asia Pacific	55	38	97	74
Transit Packaging	73	89	141	167
Other (1)	14	36	22	63
Corporate and other unallocated items (2)	(36)	(29)	(86)	(67)
Total segment income	$437	$414	$745	$734

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

(2) During the fourth quarter of 2023, the Company recast its segment reporting to reclassify European corporate costs that were previously included in Corporate and other unallocated items into the European Beverage segment. The change was effective December 31, 2023, and segment results for prior periods were recast to conform to the new presentation.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$174	$1.45	$157	$1.31	$241	$2.01	$259	$2.16
Intangibles amortization (1)	41	0.34	41	0.34	81	0.68	81	0.68
Restructuring and other (2)	17	0.14	6	0.05	40	0.33	17	0.14
Other pension and postretirement (3)	2	0.02	6	0.05	2	0.02	6	0.05
Income taxes (4)	(26)	(0.22)	(11)	(0.09)	(37)	(0.31)	(23)	(0.19)
Equity earnings (5)	9	0.08	2	0.02	12	0.10	5	0.04
Adjusted net income/diluted earnings per share	$217	$1.81	$201	$1.68	$339	$2.83	$345	$2.88

Effective tax rate as reported	20.4%		24.7%		23.6%		25.3%

Adjusted effective tax rate	24.6%		24.0%		25.1%		24.6%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the second quarter and first six months of 2024, the Company recorded charges of $41 million ($31 million net of tax) and $81 million ($61 million net of tax) for intangibles amortization arising from prior acquisitions. In the second quarter and first six months of 2023, the Company recorded charges of $41 million ($31 million net of tax) and $81 million ($61 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the second quarter and first six months of 2024, the Company recorded net restructuring and other charges of $17 million ($14 million net of tax) and $40 million ($36 million net of tax) primarily related to severance and other exit costs in the Company's European Beverage and Other segments. In the second quarter and first six months of 2023, the Company recorded net restructuring and other charges of $6 million ($6 million net of tax) and $17 million ($15 million net of tax) primarily related to business reorganization activities in Europe.
(3)In the second quarter of 2024, the Company recorded a one-time termination charge of $2 million ($1 million net of tax) related to business reorganization activities in the Other segment. In the second quarter of 2023, the Company recorded a one-time termination charge of $6 million ($5 million net of tax) related to business reorganization activities in Europe.

(4)The Company recorded income tax benefits of $26 million and $37 million in the second quarter and first six months of 2024 and $11 million and $23 million in the second quarter and first six months of 2023, primarily related to the items described above. In the second quarter of 2024, the Company also recorded an income tax benefit related to a valuation allowance release.

(5)In the second quarters and first six months of 2024 and 2023, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
June 30,	2024	2023
Assets
Current assets
Cash and cash equivalents	$1,414	$547
Receivables, net	1,771	1,897
Inventories	1,526	1,908
Prepaid expenses and other current assets	221	260
Total current assets	4,932	4,612

Goodwill and intangible assets, net	4,171	4,360
Property, plant and equipment, net	4,980	4,890
Other non-current assets	775	707
Total assets	$14,858	$14,569

Liabilities and equity
Current liabilities
Short-term debt	$94	$106
Current maturities of long-term debt	1,367	140
Accounts payable and accrued liabilities	3,227	3,308
Total current liabilities	4,688	3,554

Long-term debt, excluding current maturities	5,949	6,986
Other non-current liabilities	1,244	1,314

Noncontrolling interests	470	480
Crown Holdings shareholders' equity	2,507	2,235
Total equity	2,977	2,715
Total liabilities and equity	$14,858	$14,569

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2024	2023

Cash flows from operating activities
Net income	$300	$309
Depreciation and amortization	230	248
Restructuring and other	40	17
Pension and postretirement expense	35	38
Pension contributions	(5)	(4)
Stock-based compensation	20	17
Working capital changes and other	(277)	(332)

Net cash provided by operating activities	343	293

Cash flows from investing activities
Capital expenditures	(178)	(454)
Equity method investment distribution		56
Other	35	20

Net cash used for investing activities	(143)	(378)

Cash flows from financing activities
Net change in debt	40	187
Dividends paid to shareholders	(60)	(57)
Common stock repurchased	(7)	(11)
Dividends paid to noncontrolling interests	(40)	(11)
Other, net	(3)	(7)

Net cash provided by\(used for) financing activities	(70)	101

Effect of exchange rate changes on cash and cash equivalents	(19)	(12)

Net change in cash and cash equivalents	111	4
Cash and cash equivalents at January 1	1,400	639

Cash, cash equivalents and restricted cash at June 30 (1)	$1,511	$643

(1)Cash and cash equivalents include $97 million and $96 million of restricted cash at June 30, 2024 and 2023.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three and six months ended June 30, 2024 and 2023 follows.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$445	$528	$343	$293
Interest included in investing activities (2)			13	13
Capital expenditures	(84)	(221)	(178)	(454)
Other (3)				(24)
Adjusted free cash flow	$361	$307	$178	$(172)

(2)Interest benefit of cross currency swaps included in investing activities.

(3)Includes $23 million of insurance proceeds received in the first quarter of 2023 related to a tornado at the Bowling Green plant and $1 million repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(1)		$6	$1
European Beverage	(1)	(1)	5	(1)
Asia Pacific	(6)	(1)	(12)	(2)
Transit Packaging	(5)	(1)	(4)
Corporate and other		(1)	2	(1)
	$(13)	$(4)	$(3)	$(3)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	June YTD 2024	June YTD 2023	Full Year 2023	Twelve Months Ended June 30, 2024	Twelve Months Ended June 30, 2023
Income from operations	$624	$636	$1,269	$1,257	$1,162
Add:
Intangibles amortization	81	81	163	163	161
Restructuring and other	40	17	114	137	39
Segment income	745	734	1,546	1,557	1,362
Depreciation	149	167	336	318	316
Adjusted EBITDA	$894	$901	$1,882	$1,875	$1,678

Total debt			$7,474	$7,410	$7,232
Less cash			1,310	1,414	547
Net debt			$6,164	$5,996	$6,685

Adjusted net leverage ratio			3.3x	3.2x	4.0x